Exhibit 4.4

May 11, 2007

THE PROCTER & GAMBLE COMPANY

(Issuer)

and

The Bank of New York Trust Company N.A.

(as Trustee)

and

The Bank of New York

(as Principal Paying Agent)

And

BNY Fund Services (Ireland) Limited

(as Irish Paying Agent)

AGENCY AGREEMENT

relating to

€1,500,000,000 4.500% Notes due 2014

€1,000,000,000 4.875% Notes due 2027

This Agreement is made on May 11, 2007 between:

(1)	The Procter & Gamble Company, 1 P&G Plaza, Cincinnati, Ohio 45202-3315 (the “Issuer”).

(2)	The Bank of New York., One Canada Square, London, E14 5AL, as principal paying agent (the “Principal Paying Agent”).

(3)	BNY Fund Services (Ireland) Limited, Guild House, Guild Street, IFSC, Dublin 1, Ireland as Irish paying agent (the “Irish Paying Agent”).

(4)	The Bank of New York Trust Company N.A. (as successor-interest to J.P. Morgan Trust Company, National Association), Institutional Trust Services, 2 North LaSalle Street, Suite 1020, Chicago, IL 60602, U.S.A. (the “Trustee”, which expression includes any other trustee for the time being of the Indenture referred to below).

Whereas:

(A)	The Issuer proposes to issue €1,500,000,000 4.500% Notes due 2014, Issue price: 99.401%, Interest payable May 12 (the “2014 Notes”), and €1,000,000,000 4.875% Notes due 2027, Issue price: 99.012%, Interest payable May 11 (the “2027 Notes”). The 2014 Notes will mature on May 12, 2014 and the 2027 Notes will mature on May 11, 2027. Interest on the notes will accrue from May 11, 2007. The first interest payment date for the 2014 Notes will be May 12, 2008, and the first interest payment date for the 2027 notes will be May 11, 2008. (Collectively, the 2014 Notes and the 2027 Notes are the “Notes”).

(B)	The Notes for which the Global Notes referred to in Clause 3 below may be exchanged (subject to their provisions) will be issued in registered, book entry form only through the facilities of Clearstream Banking, société anonyme, and, Euroclear Bank SA/NV against payment on May 11, 2007 and will be in the denominations of €50,000 and integral multiples of €1,000 in excess thereof.

(C)	The Notes will be constituted by an Indenture dated 28 September 1992 between the Issuer and the Trustee as supplemented from time to time (the “Indenture”).

(D)	This is the Agency Agreement referred to and defined in the Indenture.

Now it is hereby agreed as follows:

1	Interpretation

1.1	Definitions: Terms defined in the Indenture and the Terms and Conditions of the Notes (the “Conditions”) shall, unless inconsistent herewith or the context otherwise requires, have the same meanings in this Agreement (including its recitals) except where otherwise defined in this Agreement (including its recitals). In addition:

“Agents” means the Principal Paying Agent and the Paying Agents or any of them.

“Business Day” means any day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the city in which the specified office of the Principal Paying Agent is located from time to time.

“Paying Agents” means the Principal Paying Agent, the Irish Paying Agent, and any other paying agent that may be appointed from time to time in accordance with this Agreement.

1.2	References in this Agreement to principal and/or interest shall include any additional amounts payable pursuant to the Description of the Notes as found in the Prospectus Supplement Dated 3 May 2007 issued pursuant to the Prospectus dated 5th May 2004 or to any undertaking given in addition thereto or in substitution therefore pursuant to the provisions of the Indenture.

1.3	Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

2	Appointment

The Issuer appoints, on and subject to the terms and conditions of this Agreement, the Agents as its agents in respect of the Notes in accordance with the Conditions at their respective specified offices referred to in the Notes. Except in Clause 12, references to the Agents are to them acting solely through such specified offices. Each Agent shall perform the duties required of it by the Conditions. The obligations of the Agents are several and not joint.

3	Authentication and Exchange of the Notes

3.1	The Temporary Global Note and the Permanent Global Note: Immediately before the issue of the Notes, the Issuer shall deliver the duly executed Temporary Global Note and Permanent Global Note to the Principal Paying Agent (or its agent on its behalf). The Principal Paying Agent (or its agent on its behalf) shall authenticate the Temporary Global Note and the Permanent Global Note and return the Temporary Global Note and the Permanent Global Note to or to the order of the Issuer for delivery to a depositary common (the “Common Depositary”) to Euroclear Bank S.A./N.V. as operator of the Euroclear System and Clearstream Banking, société anonyme.

3.2A

Exchange of Temporary Global Note for Permanent Global Note: On and after the Exchange Date (as defined in the Temporary Global Note), the Principal Paying Agent shall, on presentation to it or to its order of the Temporary Global Note and the Permanent Global Note, procure the exchange of interests in the Temporary Global Note for interests of an equal principal amount in the Permanent Global Note in accordance with the Temporary Global Note. On exchange in full of the Temporary Global Note the Principal Paying Agent shall cancel it. Following the initial exchange of beneficial interests in such Temporary Global Note for beneficial interests in such Permanent Global Note, the Principal Paying Agent shall authenticate and deliver to the Common Depositary, for credit to the respective accounts of the holders of beneficial interests therein, such Permanent Global Note, representing the principal amount of beneficial interests in such Temporary Global Note initially exchanged and shall endorse or shall procure the endorsement of such Temporary Global Note to reflect the reduction of its principal amount by the amount so exchanged. Upon any subsequent exchange of beneficial interests in a Temporary Global Note for beneficial interests in the corresponding Permanent Global Note, the Principal Paying Agent shall endorse or shall procure the endorsement of such Temporary Global Note to reflect the reduction by the amount so exchanged in the principal amount represented thereby and shall endorse or shall procure the endorsement of the corresponding Permanent Global Note to reflect the corresponding increase in the principal amount represented thereby.

3.2B	Notwithstanding anything to the contrary in subsection (A) above, the exchange of beneficial interests in a Temporary Global Note for beneficial interests in the corresponding Permanent Global Note will be made only with respect to those portions of such Temporary Global Note as to which Euroclear or Clearstream has delivered to the Principal Paying Agent an authenticated SWIFT message dated not earlier than the Exchange Date, and Agent shall retain such SWIFT message for a period of ten years. The delivery to the Principal Paying Agent by Euroclear or Clearstream of such a SWIFT message may be relied upon by the Issuer and the Principal Paying Agent as conclusive evidence that Euroclear or Clearstream has followed its normal practices and procedures in verifying the pertinent tax certifications of the holders of.

3.3	Exchange of Permanent Global Note:

3.3.1	Notification of request for definitive Notes: The Principal Paying Agent, on receiving notice in accordance with the terms of the Permanent Global Note that its holder requires to exchange the Permanent Global Note, or an interest in it, for definitive Notes, shall forthwith notify the Issuer of such request; and

3.3.2

Authentication and exchange: Upon 45 days’ written notice (which may be given at any time after the Closing Date) to the Principal Paying Agent by Euroclear or Clearstream, as the case may be, acting at the request of or on behalf of any owner or owners of beneficial interests in a Permanent Global Note, such beneficial interests shall be exchangeable in whole after the Exchange Date (only outside the United States and subject to the general terms and conditions of Euroclear and Clearstream) for an equal aggregate principal amount of definitive Notes in an aggregate principal amount equal to the outstanding principal amount of the Permanent Global Note to or to the order of the Principal Paying Agent. Such definitive Notes shall have attached all Coupons in respect of interest which has not already been paid against presentation of the Permanent Global Note. The Principal Paying Agent (or its agent on its behalf) shall authenticate such definitive Notes and shall deliver such Definitive Notes (outside the United States) to Euroclear or Clearstream, as the case may be, for or on behalf of the beneficial owner or owners thereof. If the Permanent Global Note is not to be exchanged in full, the Principal Paying Agent shall endorse, or procure the endorsement of, a memorandum of the principal amount of the Permanent Global Note exchanged in the appropriate schedule to the Permanent Global Note and shall return the Permanent Global Note to the bearer. On exchange in full of the Permanent Global Note the Principal Paying Agent shall cancel it by perforation and shall forthwith destroy such Permanent Global Note on behalf of the Issuer.

4	Notice of Change of The Trustee

The Issuer shall forthwith notify the Principal Paying Agent of any change in the person or persons comprising the Trustee.

5	Payments

(a) Prior to or no later than 10.00 am (London time) two Business Days prior to each date on which any payment (whether of principal or interest) in respect of the Notes or the Coupons becomes due (a “Payment Date”), the Issuer shall issue irrevocable payment instructions to the bank through which such payment is to be made by tested telex or authenticated priority Swift message MT100 in a manner that ensures such payment shall be received by the Principal Paying Agent by 12 noon London time on each Payment Date, and shall, upon the request of the Principal Paying Agent, provide the Principal Paying Agent with a reference number for such irrevocable payment instructions.

(b) Subject to payment being duly made by the Issuer as provided above, the Paying Agents shall pay or cause to be paid on behalf of the Company on and after each Payment Date the amounts due in respect of the Notes or the Coupons, as the case may be, in accordance with the Conditions and the terms of this Agreement. So long as the Issuer has made payments as provided in Section 5(a) on or before each Payment Date, the Company shall not be liable for any delay in payments by the Principal Paying Agent or any Paying Agent hereunder. Unless and until the full amount of any payment has been made to the Principal Paying Agent, none of the Paying Agents shall be bound to make payments in respect of the Notes or the Coupons as aforesaid.

(c)(i) The Principal Paying Agent shall forthwith notify by facsimile each of the other Paying Agents, the Issuer and the Trustee in the event that it has not received on any Payment Date the full amount so payable on such date.

(ii) In the absence of such notification from the Principal Paying Agent in accordance with Section 5(c)(i) to the effect that the Principal Paying Agent has not received payment, such Paying Agent shall assume that the Principal Paying Agent has received the full amount due on such Payment Date in respect of the Notes or the Coupons, as the case may be, and shall be entitled:

(A) to pay Notes and Coupons whether maturing or otherwise payable in accordance with the Conditions and this Agreement; and

(B) to claim from the Principal Paying Agent any amounts so paid by it.

(d) The Principal Paying Agent shall on demand promptly reimburse the other Paying Agents for payments in respect of the Notes and the Coupons if properly made by them in accordance with the Conditions and this Agreement.

(e) If the Principal Paying Agent has not received by any Payment Date the full amount payable on such date but receives such full amount later it shall:

(i)	forthwith so notify the other Paying Agents, the Issuer and the Trustee; and

(ii)	as soon as practicable give notice to the holders of the Notes in accordance with the Conditions that it has received such full amount.

(f) No payment with respect to the principal of, or interest on, any Notes will be made at any office of the Issuer, the Principal Paying Agent or any Paying Agent in the United States, nor will any payment be made by transfer to an account in, or by mail to an address in, the United States.

(g) If on presentation of a Note or Coupon the amount payable in respect thereof is not paid in full (otherwise than as a result of withholding or deduction of tax as permitted by the Conditions), the Principal Paying Agent to which the Note or Coupon is presented shall ensure that such Note or Coupon is enfaced with a memorandum of the amount paid and the date of payment.

(h) If the Issuer or any Paying Agent is compelled by United States law to make any withholding or deduction from any payment due in respect of any Note, it will make available to the Principal Paying Agent for inspection, upon its written request, all records, accounts, certificates and other documents relating to such payment in order that the Principal Paying Agent may confirm to the holder of such Note that such payment has been duly made.

(i) All monies paid by the Issuer to a Paying Agent for payment of the principal of, or interest on, any Note and remaining unclaimed for two years after such payment has been made shall be repaid to the Issuer on its written request, and to the extent permitted by law, the holder of such Note thereafter may look only to the Issuer for payment as a general unsecured creditor thereof. Subject to applicable laws and regulations, any payment that will be made by the Issuer under this paragraph with respect to any Note will be made outside the United States.

6	Paying Agent’s Duties in Respect of Payments

6.1

Payment by Paying Agents: Subject to payment being duly made as provided in Clause 5 above, the Paying Agents will act as paying bankers for, and agents of, the Issuer for the Notes and the Coupons and shall pay or cause to be paid on behalf of the Issuer on and after each due date for payment the amounts due to be paid on surrender of the Notes and/or Coupons in accordance with the Conditions and the terms of this Agreement. Without prejudice to the obligations of the Issuer to make or cause to be made payments in accordance with the provisions of Clause 5 hereof, if payment of the appropriate amount mentioned in Clause 5 shall be made by or on behalf of the Issuer later than the time (but otherwise in accordance with the provisions) mentioned therein, then subject as aforesaid the Paying Agents will act as paying bankers for, and agents of, the Issuer for the Notes and the Coupons and shall make or cause to be made payments as herein mentioned. If payment of any amount is made later than the due date for payment of such amount under the Conditions, the Principal Paying Agent shall as soon as possible after receipt thereof give notice to the other Paying Agents (if any), the Trustee and the Noteholders that such payment has been made. All payments made by the Paying Agents hereunder shall be made without charging any commission or fee to the Noteholders or the Couponholders.

6.2	Payment in case of Event of Default: At any time after an Event of Default or a Potential Event of Default shall have occurred, and in the case of a Potential Event of Default, be continuing or the Notes shall otherwise have become due and payable or the Trustee shall have received any money which it proposes to pay under the Indenture to the Noteholders and/or Couponholders, the Trustee may:

6.2.1	by notice in writing to the Issuer, the Principal Paying Agent and the other Paying Agents (if any), require the Principal Paying Agent and the other Paying Agents (if any):

(i)	to act thereafter as Principal Paying Agent and Paying Agent respectively of the Trustee in relation to payments to be made by or on behalf of the Trustee under the terms of the Indenture, the Notes, the Coupons and the Conditions (all as amended, modified or supplemented from time to time in accordance with the provisions therein contained) mutatis mutandis on the terms provided in this Agreement (save that the Trustee’s liability under any of the provisions hereof for the indemnification, remuneration and payment of all out-of pocket expenses of the Principal Paying Agent and the Paying Agent shall be limited to the amounts for the time being held by the Trustee on the terms of the Indenture, the Notes, the Coupons and the Conditions (all as amended, modified or supplemented from time to time in accordance with the provisions therein contained) and available to the Trustee for such purpose) and thereafter to hold all Notes and Coupons and all sums, documents and records held by them in respect of such Notes and Coupons on behalf of the Trustee; or

(ii)	to deliver up all Notes and Coupons and all moneys, documents and records held by them in respect of Notes and Coupons in each case held by them in their capacity as Principal Paying Agent or, as the case may be, Paying Agent to the Trustee or as the Trustee shall direct in such notice, provided that such notice shall be deemed not to apply to any document or record which the Paying Agent is obliged not to release by any applicable law or regulation, and the Issuer shall use all reasonable endeavours to procure that the Paying Agents give effect to such notice; and

6.2.2	by notice in writing to the Issuer, require it to make all subsequent payments in respect of the Notes and Coupons to or to the order of the Trustee and not to the Principal Paying Agent.

6.3	Reimbursement of Paying Agents: The Principal Paying Agent shall apply the amount referred to in Clause 5 hereof to all payments made by it as aforesaid out of the funds received pursuant to Clause 5 hereof and will credit or transfer to the account of the other Paying Agents (if any) the amount of any payments made by it immediately upon receipt from such Paying Agents (if any) of notification of any such amount.

6.4	Partial Payments: Where payment of only part of the amount payable in respect of a Note or Coupon is made, the Paying Agent to whom the Note or Coupon is presented shall procure that such Note or Coupon is enfaced with a memorandum of the amount paid and the date of payment and such memorandum shall be prima facie evidence that the payment in question has been made.

7	Notices, Voting and Copies of Documents

7.1	Publication: On behalf and at the request and expense of the Issuer the Principal Paying Agent will forthwith cause to be published such notices as the Issuer or the Trustee may require to be given in accordance with the Conditions or the Indenture.

7.2	Voting: Each Paying Agent shall, at the request of any Noteholder, issue voting certificates and/or block voting instructions in a form and manner which complies with the provisions of the Indenture (except that it shall not be required to issue the same less than 48 hours before the time fixed for any meeting of the Noteholders or any adjournment thereof) and shall forthwith give to the Issuer, by telex or by facsimile transmission, notice of any revocation of or amendment to any block voting instruction. Each Paying Agent shall keep a full and complete record of all voting certificates and block voting instructions issued by it and shall deliver to the Issuer at their respective principal offices (or such other place as the Trustee shall have designated or approved for the purpose), not less than 24 hours before the time appointed for any meeting or adjourned meeting, full particulars of all voting certificates and block voting instructions issued by it in respect of such meeting or adjourned meeting. Forms for this purpose shall be made available to the Principal Paying Agent by the Trustee at the expense of the Issuer for distribution to the other Paying Agents (if any).

7.3	Documents: So long as any of the Notes remains outstanding, the Issuer shall upon request provide the Paying Agents with a sufficient number of copies of the Indenture and of the financial statements of the Issuer required to be sent to the Trustee pursuant to the Indenture, and subject to being provided with such copies, each of the Paying Agents will procure that such copies shall be available at its specified office for examination by any of the Noteholders and that the same shall be furnished to any of the Noteholders upon request.

8	Cancellation of Notes and Coupons

8.1	Cancellation by Paying Agents: All Notes redeemed (together with such unmatured Coupons as are appertaining thereto surrendered therewith at the time of such redemption), and all Coupons which are paid in accordance with and in the manner provided in the Conditions, shall be cancelled immediately by the Paying Agent by or through which they are redeemed or paid. Unless it is also the Principal Paying Agent, such Paying Agent shall promptly send to the Principal Paying Agent the details required by the Principal Paying Agent for the purposes of this Clause and the cancelled Notes and Coupons.

8.2	Cancellation of Issuer Owned Notes: Any Notes purchased by the Issuer or any of its subsidiaries or any holding company of the Issuer or any other subsidiary of such holding company which the Issuer or any such subsidiary or any holding company of the Issuer or any other subsidiary of such holding company requires to be cancelled in accordance with the Conditions, shall be surrendered to the Principal Paying Agent (together with such unmatured Coupons as are attached thereto or purchased therewith) and, forthwith upon receipt thereof, the Principal Paying Agent shall cancel such Notes and Coupons.

8.3	Certification of Payment Details: Subject to the Principal Paying Agent’s receipt of the information described in Clause 8.1, the Principal Paying Agent shall upon written request and within three months of such request with respect to any redemption or purchase and cancellation or, as the case may be, payment, takes place, furnish the Issuer and the Trustee with a certificate stating:

(i)	the aggregate principal amounts paid in respect of the Notes redeemed or purchased and cancelled and/or Coupons paid and cancelled or the amounts of interest paid on the Temporary Global Note or the Permanent Global Note; and

(ii)	the serial numbers of Notes redeemed or purchased and cancelled, and the serial numbers of mutilated, defaced, lost, stolen or destroyed Notes or Coupons, as the case may be, in respect of which replacement Notes or Coupons have been issued and serial numbers of such replacement Notes or Coupons; and

(iii)	the total number and maturity dates of unmatured Coupons

(a)	paid and cancelled; and

(b)	attached to and surrendered with Notes redeemed or purchased and cancelled together with the serial numbers of the Notes to which such Coupons appertain.

8.4	Destruction: The Principal Paying Agent or any other Paying Agent authorised by the Principal Paying Agent shall unless otherwise instructed by the Issuer or the Trustee destroy the cancelled Notes and Coupons in its possession and furnish upon written request the Issuer and the Trustee with a destruction certificate which shall, in the case of Notes, give particulars of Coupons attached thereto or surrendered therewith and list the serial numbers of the Notes in numerical sequence, show the total number and maturity dates of Coupons and the total face value of Coupons destroyed.

8.5	Records: Subject to receipt by the Principal Paying Agent of the relevant information, the Principal Paying Agent shall keep a full and complete record of all Notes and Coupons and of their payment, redemption, purchase, cancellation and exchange and of all replacement Notes and Coupons issued in substitution for mutilated, defaced, lost, stolen or destroyed Notes and Coupons and shall make such record available at all reasonable times during normal business hours to the Issuer, the Trustee and the other Paying Agents (if any). Notwithstanding the foregoing, the Principal Paying Agent shall not be required to keep a record of serial numbers of Coupons except as regards unmatured Coupons not attached to or surrendered with Notes presented for redemption or purchased and presented for cancellation, matured Coupons that remain unpaid and Coupons in place of which replacement Coupons have been issued, and replacement Coupons.

9	Issue of Replacement Notes and Coupons

9.1	Stocks of Notes and Coupons: The Issuer shall (if definitive Notes are issued) cause a sufficient quantity of additional Notes or Coupons to be available, upon request, to the Principal Paying Agent for the purpose of issuing replacement Notes and Coupons as provided below.

9.2	Replacement: The Principal Paying Agent shall, subject to the following provisions of this Clause, cause to be delivered any replacement Notes or Coupons which the Issuer may determine to issue in place of Notes or Coupons which have been, mutilated, defaced, lost, stolen or destroyed.

9.3	Coupons on Replacement Notes: In the case of a mutilated or defaced Note, the Principal Paying Agent shall ensure that (unless otherwise covered by such indemnity as the Issuer may reasonably require) any replacement Note to be issued by it will only have attached to it Coupons corresponding to those attached to the mutilated or defaced Note which is presented for replacement.

9.4	Verification of Serial Number: The Principal Paying Agent shall verify in the case of an allegedly lost, stolen or destroyed Note or Coupon in respect of which the serial number is known or believed to be known that such Note or Coupon has not previously been redeemed, purchased, paid or, as the case may be, exchanged by the Issuer.

9.5	Conditions as to Replacement: The Principal Paying Agent shall not issue any replacement Note or Coupon unless and until the applicant therefor shall have:

(i)	paid such costs as may be incurred in connection therewith;

(ii)	furnished it with such evidence (including evidence as to the serial number of the Note or Coupon in question) and indemnity as the Issuer may reasonably require; and

(iii) surrendered to it any mutilated or defaced Note or Coupon to be replaced.

9.6	Notification: The Principal Paying Agent shall, on issuing any replacement Note or Coupon, forthwith inform the Issuer, the Trustee and the other Paying Agents (if any) of the serial number of such replacement Note or Coupon and of the serial number of the Note or Coupon in place of which such replacement Note or Coupon has been issued. Whenever replacement Coupons are issued pursuant to the provisions of this Clause, the Principal Paying Agent shall also notify the other Paying Agents (if any) of the maturity dates of the allegedly lost, stolen or destroyed Coupons and of the replacement Coupons issued.

9.7	Presentation of Replaced Bond or Coupon: Whenever any of the Notes or Coupons alleged to have been lost, stolen or destroyed in replacement for which a new Note or Coupon has been issued shall be presented to any of the Paying Agents for payment or exchange, the Paying Agent shall, on receipt of such notice and after consultation with the Issuer take appropriate steps (subject to being indemnified to its satisfaction as to costs) to recover the amount covered by the indemnity with respect to such allegedly lost, stolen or destroyed Note or Coupon and upon the recovery thereof shall (subject as aforesaid) account to the Issuer for the amount so collected.

10	Remuneration of Agents

10.1	Fees: The Issuer will pay to the Principal Paying Agent the commissions, fees and expenses in respect of the Agents’ services as set forth in Exhibit A. The Principal Paying Agent shall account to the other Paying Agents (if any) for its fees and expenses in respect of the services performed by it under this Agreement promptly after receipt thereof from the Issuer and the Issuer need not concern itself with their apportionment between the Agents.

10.2	Costs: The Issuer will pay on demand all out-of-pocket expenses (including legal, advertising, telex and postage expenses) properly incurred by the Agents in connection with their services together with any applicable value added tax and stamp, issue, documentary or other taxes and duties.

11	General

11.1	Indemnity by Issuer: The Issuer shall indemnify each of the Agents against any losses, liabilities, costs, claims, actions, demands or expenses (including, but not limited to, all costs, charges and expenses reasonably paid or incurred in disputing or defending any of the foregoing) which it may incur or which may be made against it as a result of or in connection with its appointment hereunder or the exercise of its powers and duties under this Agreement except such as may result from its own negligence, wilful default or bad faith hereunder or that of its directors, officers, employees or agents.

11.2	Consequential Loss: Under no circumstances will the Agents be liable to the Issuer or any other party to this Agreement for any consequential loss (being loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss.

11.3	Continuation of Indemnity: The indemnity contained in this Clause shall survive the termination or expiry of this Agreement and removal of any Agent.

11.4	Liability of Agents: Except as provided in Clauses 11.1 and 11.2, none of the Agents in acting hereunder shall incur any liability and each of the Agents shall be indemnified and held harmless by the Issuer in respect of any action taken, omitted or suffered to be taken in good faith in reliance upon:

(i)	the written advice of any of the Issuer’s lawyers or professional advisers; or

(ii)	any instruction, request or order from the Issuer or (in the circumstances described in Clause 6.3) the Trustee; or

(iii)	any Note or Coupon, notice, direction, consent, certificate, affidavit, endorsement, assignment, statement, resolution, letter, telex, facsimile transmission or other paper or document believed by it, in good faith, to be genuine or signed by the proper party or parties.

11.5	Extent of Duties. Each Paying Agent shall only be obliged to perform the duties set out herein. No Paying Agent shall:

11.5.1  be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer and the Trustee; or

11.5.2  be responsible for or liable in respect of the legality, validity or enforceability of the Temporary Global Bond, the Permanent Global Bond or any Definitive Bond, or Coupon or any act or omission of any other person (including, without limitation, any other Paying Agent).

11.6	Repayment: No sums paid by or by arrangement with the Issuer to the Principal Paying Agent pursuant to the terms of this Agreement shall be required to be repaid to the Issuer unless and until any Notes or Coupons in respect of which such sums were paid shall have become void under the provisions of the Notes. In the event that the Notes or Coupons shall become void, the Principal Paying Agent shall forthwith, subject to any fiscal or other laws and regulations applicable thereto and subject to Section 6 repay to the Issuer on demand sums which would otherwise have been payable on the relative Notes or Coupons, together with any fees previously paid to the Principal Paying Agent in respect of such Notes or Coupons.

11.7	Entitlement to Deal with Moneys: The Principal Paying Agent shall be entitled to deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that it shall not be liable to account to any person for any interest thereon, except as otherwise agreed. No money held by any Paying Agent need be segregated except as required by law.

11.8	No Agency or Trust: Without prejudice to the provisions of this Section 11, in acting hereunder and in connection with the Notes or Coupons, the Paying Agents shall act solely as bankers for and/or, as the case may be, agents of the Issuer (or, as the case may be, the Trustee) and will not thereby assume any obligations towards or relationship of agency or trust for or as bankers to any of the owners or holders of the Notes or the Coupons appertaining thereto and shall only be obliged to perform the duties set out specifically in this Agreement and any duties necessarily incidental thereto.

11.9	Holder to be Treated as Owner: Except as ordered by a court of competent jurisdiction or as required by law, each of the Paying Agents shall (notwithstanding any notice to the contrary and whether or not such Note or Coupon shall be overdue and notwithstanding any notation of ownership or other writing thereon or notice of any previous loss or theft thereof) be entitled to treat the bearer of any Note or Coupon as the absolute owner thereof and shall not be required to obtain any proof of ownership or as to the identity or residence of the bearer and shall not be liable for so treating the bearer.

11.10	Other Relationships: Any of the Agents or their affiliates and their respective directors, officers and employees may, subject to the Agent’s policies and procedures governing such type of ownership or acquisition of interest transactions, in their individual or any other capacity, become the owner of, or acquire any interest in, any Notes or Coupons or any shares or securities of the Issuer or any of its subsidiary, holding or associated companies with the same rights that it or they would have if it or they were not appointed hereunder or as directors, officers or employees thereof, and any of the Agents or their affiliates, subject to the Agent’s policies and procedures governing such type of ownership or acquisition of interest transactions, in its individual or any other capacity, may engage or be interested in any financial or other transaction with the Issuer or any of its subsidiary, holding or associated companies and may act on, or as a depositary, trustee or agent for, any committee or body of holders of Notes or Coupons or other obligations of the Issuer or any of its subsidiary, holding or associated companies as freely as if it were not appointed hereunder.

11.11	No Lien: No Paying Agent shall exercise any lien, right of set-off or similar claim against any Noteholder or Couponholder in respect of moneys payable by it under this Agreement.

11.12	Legal Advice: Any Agent may consult with any legal adviser selected by it and approved by the Issuer (such approval not to be unreasonably withheld or delayed).

12	Changes in Agents

12.1	Appointment by the Issuer: The Issuer may, with the prior written approval of the Trustee, appoint further or other Agents.

12.2	Variation and Termination by the Issuer: The Issuer may, with the prior written approval of the Trustee, vary or terminate the appointment of any of the Agents at any time by giving to:

(i)	the Trustee;

(ii)	the Agent whose appointment is to be varied or terminated; and

(iii)	(except in the case of variation or termination of the appointment of the Principal Paying Agent) the Principal Paying Agent,

at least 60 days’ prior written notice to that effect, which notice shall expire not less than 30 days before nor 10 days after, any due date for payment on the Notes, provided always that:

(i)	no such notice relating to the termination of the appointment of the Principal Paying Agent shall take effect until a new Principal Paying Agent, approved by the Trustee has been appointed on terms approved by the Trustee; and

(ii)	the Issuer shall procure that there shall be at all times:

(a)	a Paying Agent (which may be the Principal Paying Agent) having a specified office in London; and

(b)	a Paying Agent (which may be the Principal Paying Agent) with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on taxation and savings implementing or complying with, or introduced in order to conform to, such Directive.

12.3	Resignation of Agents: Any of the Agents may resign as a Paying Agent hereunder at any time by giving to the Trustee, the Issuer and, except in the case of the resignation of the Principal Paying Agent, the Principal Paying Agent at least 60 days’ prior written notice to that effect, which notice shall expire not less than 30 days before nor 10 days after, any due date for payment on the Notes, provided that:

(i)	in the case of the resignation of the Principal Paying Agent, no such resignation shall take effect until a new Principal Paying Agent approved by the Trustee has been appointed on terms approved by the Trustee;

(ii)	in addition, no such resignation shall take effect unless upon the expiry of the notice period there shall be:

(a)	a Paying Agent (which may be the Principal Paying Agent) having a specified office in London; and

(b)	a Paying Agent (which may be the Principal Paying Agent) with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(iii)	(other than in any of the circumstances described in Clause 12.6, when it shall be of immediate effect) no such resignation shall take effect until not more than 45 nor less than 30 days’ prior notice thereof shall have been given to the Noteholders.

The Issuer agrees with the Principal Paying Agent that if, by the day falling 10 days before the expiry of any notice under this Clause 12.3, the Issuer has not appointed a replacement Paying Agent, then the Principal Paying Agent shall be entitled, on behalf of the Issuer, to appoint as Paying Agent in its place any reputable financial institution of good standing which the Issuer and Trustee shall approve.

12.4	Payments: If the appointment of the Principal Paying Agent hereunder is terminated pursuant to Clause 12.1 or 12.2, the Principal Paying Agent shall on the date on which such termination takes effect:

(i)	pay to the successor Principal Paying Agent the amounts held by it in respect of Notes or Coupons which have not been presented for payment and deliver to the successor Principal Paying Agent all Notes or Coupons surrendered to it but not yet destroyed and all records concerning Notes or Coupons maintained by the Principal Paying Agent pursuant to Clause 8 hereof, and pending such transfer shall hold all such moneys and documents in trust for and subject to the order of the successor Principal Paying Agent hereunder but shall have no other duties or responsibilities hereunder; and

(ii)	be entitled to the payment by the Issuer of any outstanding fees agreed pursuant to Clause 10 hereof for the services theretofore rendered hereunder and to the reimbursement of expenses falling to be paid pursuant to the said Clause or incurred in connection with the termination of its appointment.

12.5	Publication of Notice: On behalf of the Issuer, the Principal Paying Agent shall cause a notice to be published in accordance with the Conditions not more than 45 nor less than 30 days prior to any such proposed appointment, termination or resignation of any Paying Agent becoming effective. In the case of the termination of the appointment, or resignation, of the Principal Paying Agent or the appointment of a successor Principal Paying Agent, such notice will be published, or caused to be published, by the Issuer. The expense of the publication of the notice of appointment or termination shall be borne by the Issuer and the expense of the publication of the notice of resignation of any Paying Agent shall be borne by the resigning Paying Agent.

12.6

Termination: The appointment of any Agent may be forthwith terminated by the Issuer without notice if at any time (i) the relevant Agent defaults in the performance of any of its duties or obligations under this Agreement and such default, if capable of remedy, is not remedied within five days from the date that notice of such default is given by the Issuer to the relevant Agent, (ii) the relevant Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for its winding up or dissolution, or if a receiver, administrator or other similar official of itself or all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of it or its property or affairs for the purpose of rehabilitation, conservation or liquidation or (iii) the relevant Agent is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an effect analogous to any of the events specified in paragraph (ii) of this Clause 12.6.

12.7	Rights of and Delivery of Records to Successor Agent: Upon any successor Principal Paying Agent appointed hereunder executing, acknowledging and delivering to the Issuer an instrument accepting such appointment hereunder, it shall with effect therefrom, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Principal Paying Agent hereunder, and such predecessor, upon payment to it of its fees and expenses falling to be paid pursuant to Clause 10 hereof, shall thereupon become obliged to transfer, deliver and pay over, and such successor Principal Paying Agent shall be entitled to receive, all moneys, together with copies of all records required to be kept under Clause 8 hereof, held by such predecessor as Principal Paying Agent hereunder.

12.8	Successor Corporations: Any corporation into which any Agent may be merged or converted, or any corporation with which any Agent may be consolidated, or any corporation resulting from any merger or conversion or consolidation to which any Agent shall be a party, or any corporation to which any Agent shall sell or otherwise transfer all or substantially all the assets of the corporate trust business of such Agent, shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto save that notice of any such merger, conversion, consolidation, sale or transfer shall forthwith be given to the Issuer, the Trustee and the other Agents.

12.9	Notice of Change of Address: If any of the Agents shall change its specified office, it shall (after having, in any such case other than a change of specified office within the same city, obtained the prior written approval of the Trustee thereto) give to the Issuer, the Principal Paying Agent (if applicable) and the Trustee not less than 60 days’ prior written notice to that effect giving details of the address of the new specified office and specifying the effective date of such change. The Principal Paying Agent shall, on behalf of the Issuer give to the Noteholders notice of such change and the address of the new specified office not more than 45 nor less than 30 days prior to such change. The expense of the publication of any such change shall be borne by the relevant Agent.

12.10	Notice of Change of Name: If any of the Agents shall change its name, it shall give to the Issuer, the Principal Paying Agent (if applicable) and the Trustee immediate notice to that effect giving details of the new name and specifying the effective date of such change. The Principal Paying Agent shall, on behalf of the issuer, give to the Noteholders notice of such change. The expense of the publication of any such change shall be borne by the relevant Agent.

12.11	Specified Office: As used herein, the expression “specified office” shall be deemed to mean the relevant office specified in Clause 14.2, or such other office from time to time notified to the Noteholders in accordance with Clauses 12.8 or 12.9.

13	Taxes

The Issuer agrees to pay any and all taxes (other than on income or profits or the like) or duties which may be payable by any Agent in connection with the execution, delivery and performance of this Agreement.

14	Communications

14.1	Any communication required to be made under the terms of this Agreement shall, subject as specifically provided herein, be made by letter or by facsimile transmission. Any such communication shall take effect, in the case of a letter, at the time of delivery or, in the case of facsimile transmission, at the time of despatch. Communications not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

14.2	Any such communication shall be addressed to the relevant party at its address set out below or such other address as it may notify to the other parties hereto in accordance with the provisions of this Clause:

•	in the case of the Issuer, to it at:

1 P&G Plaza, Cincinnati, Ohio, 45202

Fax no: 513-983-4072

Attention: Matt West, Assistant Treasurer

•	in the case of the Trustee, to it at

Global Corporate Trust,

2 North LaSalle Street, Suite 1020,

Chicago, IL 60602, U.S.A.

Fax no: 312-827-8542

Attention: Benita A. Vaughn, CCTS

•	and, in the case of any of the Agents, to it c/o:

The Bank of New York.

One Canada Square

London E14 5AL

United Kingdom

Facsimile: 020 7964 6399

Attention: Corporate Trust

14.3	All written communications for the purposes of this Agreement between (1) the Issuer and the Trustee and (2) any of the Agents or between the Agents themselves, shall be made through the Principal Paying Agent, but shall be addressed in the manner specified in Clause 14.2.

15	Governing Law

15.1	Governing Law: The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.2	Jurisdiction: The courts of New York are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. Each of the Issuer and the Agents irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

16	Execution

16.1	Counterparts: This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

16.2	Date: this Agreement has been entered into on the date stated at the beginning.

Issuer

By:	/s/ Valarie L. Sheppard

The Bank of New York

By:	/s/ Peter Malcolm
Assistant Vice President

BNY Fund Services (Ireland) Limited

By:	/s/ Peter Malcolm
Assistant Vice President

Trustee

By:	/s/ Benita A. Vaughn